EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Advanced Viral Secures Financing
Yonkers, NY — June 11, 2008 — Advanced Viral Research Corp. (OTCBB: ADVR), a cancer therapeutics company, announced today that it had reached an agreement with YA Global Investments, L.P. to amend the terms of its previously announced Securities Purchase Agreement dated July 24, 2007. The amendment provides for the sale of the remaining $1,250,000 principal amount of the Company’s 9% Series B Convertible Debentures (the “Debentures”) in four equal installments, the first of which closed on June 6, 2008. The Debentures have a conversion price equal to the lesser of $0.0262 or 95% of the lowest volume weighted average price of the Company’s common stock during the thirty consecutive trading days immediately preceding the applicable conversion date.
The second, third and fourth closings are subject to the Company’s material compliance with certain conditions relating to budget and the progress of its Phase II trial for wound healing in a dermatological study using a topical application of the Company’s product AVR123.
The primary use of these proceeds will be to sponsor ongoing clinical programs in cancer as well as in certain dermatological conditions such as wound healing where activity has been documented in both human and animal studies.
Stephen M. Elliston, President and CEO of Advanced Viral Research commented, “It is anticipated that this financing will provide sufficient funding to complete two Phase II clinical trials before the end of 2008. Successful completion of these trials should enhance our ability to attract future capital and establish commercial industry partnerships.”
About Advanced Viral Research Corp.
Advanced Viral Research Corp. is a biopharmaceutical company dedicated to the discovery and development of small molecule anti-cancer drugs. Its initial compounds, AVR118 and AVR123, represent a new class of cytoprotective agent that targets, among other things, some of the most problematic symptoms associated with clinical cachexia or the so called wasting syndrome. In addition, AVR118 and AVR123 have also been shown to possess topical wound healing properties in animal models. Various degenerative conditions associated with cachexia such as cancer, HIV-AIDS and chronic inflammation are potential disease targets for AVR118 and AVR123 therapies. For further information regarding Advanced Viral Research Corp., please visit the website at http://www.adviral.com.
This news release contains forward-looking statements that involve risks associated with clinical development, regulatory approvals, including application to the FDA, product commercialization and other risks described from time to time in the SEC reports filed by the Company. AVR118 and AVR123 are not approved by the U.S. Food and Drug Administration or any comparable agencies of any other countries. There is no assurance that the Company will be able to secure the financing necessary to continue operations and/or complete the clinical trials of AVR118 or AVR123, or satisfy certain other conditions relating to clinical trials or that if the trials are completed, this will assist the Company in obtaining FDA or other regulatory approval. The Company undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
Contact:
Grayling Global
Mounir Ibrahim
646-284-9474
mibrahim@hfgcg.com